Exhibit 4.4

InterCure Ltd.

Israeli Shares and Options Allotment Plan

(*Pursuant to Section 102 of the Income Tax Ordinance (New Version), 5721-1961 and the Amendment to the

Income Tax Ordinance Law (No. 132), 5762-2002)

This Plan, as amended from time to time, will be referred to as the Israeli Shares and Options Allotment Plan of InterCure Ltd. (hereinafter, respectively: the “Plan” and the “Company”).

1.	Preamble

The purpose of this Plan is to allocate options – exercisable into the Company’s shares – and/or the Company’s shares to employees, consultants, service providers and directors of the Company and related companies, as defined below, in order to create incentives for them and share the development and success of the Company with them.

2.	Definitions

For the purposes of the Plan and the documents associated with it, including the Grant Agreement, as defined below, the following definitions will apply:

2.1	“Option” means the right to purchase one or more shares of the Company, subject to this Plan.

2.2	“102 Option” or “102 Share” means an option or share that is granted to employees subject to Section 102 of the Ordinance, as defined in this section below.

2.3	“102 Option with a Trustee” or “102 Share with a Trustee” means an option or share that is granted subject to Section 102(b) of the Ordinance that is held in trust by a trustee for the employee.

2.4	“102 Option without a Trustee” or “102 Share without a Trustee” means an option or share that is granted subject to Section 102(c) of the Ordinance that is not held in trust by a trustee for the employee.

2.5	“Capital Gains Option” or “Capital Gains Share” – As defined in Section 5.4 of the Plan.

2.6	“Work Income Option” or “Work Income Share” – As defined in Section 5.5 of the Plan.

2.7	“3(i) Option” – Means an option that is granted to non-employees subject to Section 3(i) of the Ordinance.

2.8	“Controlling Shareholder” – As defined in Section 32(9) of the Ordinance.

2.9	“Board of Directors” means the Company’s Board of Directors.

2.10	“Grant Agreement” – Means an option grant agreement or a share grant agreement between the Company and the offeree, which governs and determines the terms of the allotted options or shares.

2.11	“Committee” – Means a committee that is appointed by the Board of Directors, whose number of members will be no fewer than three (with one of the committee members being an external director and one of them being a director with accounting and financial expertise).

2.12	The “Company” means InterCure Ltd., a company incorporated under the laws of the State of Israel.

2.13	“Related Company” means an “Employer Company” as defined in Section 102(a) of the Ordinance.

2.14	“Purchasing Company” means any entity into which the Company merges or that is purchased by it, provided that the Company is not the surviving company.

2.15	The “Companies Law” means the Israeli Companies Law, 5759-1999.

2.16	The “Chairperson” means the Chairperson of the Committee.

2.17	“Grant Date” means the date on which an option or share is granted, as determined by the Board of Directors or as stated in the Grant Agreement with the Offeree.

2.18	“Purchase Date” means, as determined by the Board of Directors or the Committee, the date on which the Offeree becomes entitled to exercise the options or sell the shares or part thereof, as stated in Section 11 of the Plan.

2.19	“Option Expiration Date” means the date on which the option expires, as stated in Section 10.2 of the Plan.

2.20	“Strike Price” means the price of each share that is subject to an option.

2.21	“Share” means an ordinary share of the Company, without par value each.

2.22	“Trustee” means anyone appointed by the Company to serve as a trustee, and approved by the tax authorities, and all subject to Section 102(a) of the Ordinance.

2.23	“Offeree” means a person to whom options or shares are granted under the Plan.

2.24	“Reason” means each of the following: (a) conviction of an offense that entails moral turpitude or an offense that affects the Company and/or related companies; (b) embezzlement of the Company’s funds and/or funds of related companies; (c) a fundamental breach of their obligations to the Company; (d) an immoral act that caused damage to the Company’s reputation; (e) any act or omission that, in the Company’s view, could harm the condition or reputation of the Company.

2.25	“Section 102” means Section 102 of the Ordinance, in its present form or as amended in the future, and all of the rules and/or regulations and/or any ruling and/or other statute pursuant to that section, including the Income Tax Rules (Special Tax Terms with Respect to Allotting Shares to Employees), 5763-2003.

2.26	“Employee” means an employee employed by the Company or a related company and a senior officer or director of the Company or a related company (even if there is no employer-employee relationship between the parties), to the exclusion of controlling shareholders.

2.27	“Transaction” means (1) a merger, acquisition, or reorganization of the Company with or into another company, provided that the Company is not the surviving company; (2) the sale of all or a substantial part of the Company’s operations.

2.28	The “Ordinance” means the Income Tax Ordinance (New Version), 5721-1961, in its present form or as amended in the future.

2.29	The “Tax Authorities” means the tax authorities in Israel.

2.30	“Non-Employee” means a consultant, service provider, controlling shareholder or any other entity that is not an employee.

2.31	“Market Value” – At any given time, the value of a share, which will be determined as follows:

(1)	If the shares are listed for trade on a known stock exchange or a national market system, the market value will be the closing price of the share (or, if the closing quote if no sales are reported), as reported on the stock exchange or the national market system as stated on the last day that preceded the effective date, as reported by any source, which will be selected by the Board of Directors at its discretion.

Without derogating from the foregoing, and only for the purpose of determining tax liabilities in accordance with Section 102(b)(3) of the Ordinance, if, on the Option Grant Date or the Share Grant Date, the Company’s shares are listed for trade on any stock exchange or national market system, or if the Company’s shares are listed for trade within ninety (90) days of the Option or Share Grant Date, the Market Value of the share on the option allotment date or the share allotment date will be determined according to the average value of the Company’s shares during the thirty (30) trading days that precede the Option or Share Grant Date, or during the thirty (30) trading days after the public offering date, as the case may be.

(2)	If there is a current report on the shares through a licensed share trader, but there is no report on sale prices, the Market Value will be determined according to the average of the highest offer and the lowest price of the shares on the last trading day that precedes the record date; or

(3)	In the absence of a regulated share market, the Market Value will be determined by the Board of Directors in good faith.

2.33	The “Plan” means this Plan.

3.	Plan Management

3.1	This Plan will be directly managed by the Company’s management, or pursuant to the Committee’s recommendation, subject to any valid law, and the Company’s Articles of Association. The Board of Directors will have residual authority in the event where no Committee is appointed or if the Committee ceases to serve as the Committee for any reason whatsoever, or if the Committee is not authorized to act under applicable law under the supervision and pursuant to the approval of the Board of Directors.

3.2	The Committee will select one of its members as a Chairperson and will convene on the dates and places that will be determined by the Chairperson. The Committee’s meetings will be recorded by means of minutes. The Committee will determine rules and regulations for the management of its work, in accordance with its discretion.

3.3	The Committee will have the absolute exclusive authority and discretion with respect to providing the Board of Directors with recommendations, and the Board of Directors will have the exclusive and absolute discretion to decide as follows:

(1)	To determine the identity of the Offerees and the number of options or shares that is granted the Offerees;

(2)	To determine the terms of the Grant Agreements, including the number of options or shares that are granted to each Offeree, the number of shares that are subject to each option, the times and exercise conditions of the option, and the Strike Price, and to apply restrictions on the transferability of the options and/or shares, as well as and terms with respect to the seizure of options and shares, and to cancel and suspend grants.

(4)	To choose the taxation terms of 102 Options with a Trustee or of 102 Shares with a Trustee.

(5)	To determine the type of option or share that is granted in accordance with Section 102.

The Board of Directors will have the absolute authority and discretion to decide as follows:

(1)	To change restrictions and conditions that apply to options or shares;

(2)	To interpret the terms of the Plan and to supervise the Plan’s management;

(3)	To fully or partially accelerate the purchase dates of the options or shares that were granted to each Offeree, subject to Section 102 of the Ordinance;

(4)	To suspend, terminate or cancel the Plan, in whole or in part, to amend or change the Plan and its provisions.

(5)	To make decisions or determinations with respect to any other matter that is necessary for the Plan’s management.

3.4	The Board of Directors will have the authority to grant to the Offeree, at its discretion, in exchange for canceling the option that was granted to him, a new option whose Strike Price is identical, lower or higher than the Strike Price of the original option that was canceled, and that is subject to other terms, or to change the Strike Price of the option as determined by the Board of Directors in accordance with the terms of the Plan.

3.5	Subject to the Company’s Articles of Association, all of the decisions of the Board of Directors and/or Committee in connection with the Plan will be made by a majority of votes, but any member of the Board of Directors or Committee will be deprived of the right to vote or the right to rank among the members that are needed for the approval or decision of the Board of Directors and/or Committee with respect to granting options or shares to that member. Any written decision of the Board of Directors and/or Committee will be made in accordance with the Company’s Articles of Association.

3.6	The Committee’s interpretation with respect to each section of the Plan or the Grant Agreement will be final and absolute, unless determined otherwise by the Board of Directors.

3.7	Subject to the Company’s Articles of Association and the Company’s decision, and subject to all of the certificates required under applicable law, including the Companies Law, each member of the Board of Directors or Committee will be indemnified, will not be held personally liable, and will not be liable in any way, for a reasonable expense that they incur (including reasonable consultation expenses) in connection with actions that were taken by them or that they refrain from doing in connection with the Plan, unless such actions were taken fraudulently or in bad faith, up to the amount that is determined by applicable law and/or the Company’s Articles of Association. Such indemnification will be in addition to the right to indemnification that the member has, if applicable, by virtue of their being a director of the Company or pursuant to the provisions of the Company’s Articles of Association, an agreement, a resolution of the general meeting of shareholders, insurance policies, etc.

4.	Determining the Plan Participants

4.1	Among those qualified to participate in the Plan as Offerees are employees and Non-Employees of the Company or of Related Companies, provided that: (1) employees will only receive 102 Options or Shares; (2) Non-Employees will only receive 3(i) Options; (3) Controlling Shareholders will only receive 3(i) Options.

4.2	The granting of an option or a share to an Offeree under this Plan does not entitle the recipient of the Option or Share to or deprive them of the right to participate in other allotments by virtue of the Plan or any other grant or share allotment plan of the Company or of related companies.

4.3	Without derogating from the foregoing, any granting of an option or a share to a director and officers will be approved and implemented in accordance with the provisions of the Companies Law, as in force from time to time, and/or any law that supersedes it.

5.	Determining the type of options or shares in accordance with Section 102

5.1	The Company can determine the type of options or shares that will be granted to employees in accordance with Section 102 as Non-Trustee 102 Options or Non-Trustee 102 Shares or Trustee 102 Options or Trustee 102 Shares.

5.2	The granting of Trustee 102 Options or Trustee 102 Shares under this Plan will be subject to the approval of the Plan by the Board of Directors as stated in Section 14 below, and will be subject to the Plan’s approval by the Tax Authorities.

5.3	Trustee 102 Options or Trustee 102 Shares can be classified as Capital Gains Options or Capital Gains Shares or as Work Income Options or Work Income Shares.

5.4	Trustee 102 Options or Trustee 102 Shares with respect to which the Company determined that the tax that will apply will be capital gains tax in accordance with Section 102(b)(2) of the Ordinance and Section 12(b)(3) of the Ordinance will be hereinafter referred to as “Capital Gains Options” or “Capital Gains Shares,” respectively.

5.5	Trustee 102 Options or Trustee 102 Shares with respect to which the Company determined that the tax that will apply will be work income tax in accordance with Section 102(b)(1) of the Ordinance will be hereinafter referred to as “Work Income Options” or “Work Income Shares,” respectively.

5.6	The Company’s choice with respect to the type of Trustee 102 Option or Trustee 102 Share as a Capital Gains Option or Capital Gains Share or as a Work Income Option or as a Work Income Share (hereinafter: the “Choice”) will be submitted as required to the Tax Authorities before the allotment date. The Choice will enter into force as of the first grant date and will remain in force at least until the end of the year after the year in which the Company grants a Trustee 102 Option or Trustee 102 Share for the first time. The Choice will only require the Company to grant the Trustee 102 Options or the Trustee 102 Shares that it chose, and it will apply to all of the Offerees who receive Trustee 102 Options or Trustee 102 Shares in the course of the aforementioned period of time, and all in accordance with Section 102(g) of the Ordinance. For the avoidance of doubt, the Choice will not prevent the Company from simultaneously granting Non-Trustee 102 Options or Non-trustee 102 Shares.

5.7	All of the Trustee 102 Options or Trustee 102 Shares will be held in trust by a trustee, as described in Section 6 below.

5.8	For the avoidance of doubt, the determination of the type of Trustee 102 Options or Trustee 102 Shares or Non-trustee 102 Options or Non-trustee 102 Shares will be subject to the conditions of Section 102 of the Ordinance.

5.9	In case of Trustee 102 Options or Trustee 102 Shares, the terms of the Plan and/or Grant Agreement will be subject to the terms of Section 102 of the Ordinance and the approval of the tax assessor, and those terms and approval will be an integral part of the Plan and the Grant Agreement. All of the conditions of Section 102 and/or the approval as stated, which are necessary for obtaining and/or maintaining special tax benefits in accordance with Section 102, and which are not expressly stated in the Plan or Grant Agreement, will be regarded as applicable to and binding on the Company and the Offerees.

6.	Trustee

6.1	Trustee 102 Options or Trustee 102 Shares that are granted pursuant to the Plan and/or shares that are issued pursuant to the exercise of Trustee 102 Options and/or other shares that are issued pursuant to the exercise of rights, including bonus shares, will be allotted or issued in the name of the Trustee and held by them in the course of the periods of time that are set forth and required under Section 102 and/or any law and/or regulations and special rules that are enacted pursuant thereto (hereinafter: the “Block Period”). If the conditions for granting Trustee 102 Options are Trustee 102 Shares are not fulfilled, then the Trustee 102 Options or Trustee 102 Shares that were granted might be regarded as Non-trustee Options or Non-trustee 102 Shares, and all in accordance with the conditions of Section 102.

6.2	The Trustee will not provide the Offeree with shares that were allotted as a result of the exercise of Trustee 102 Options or Trustee 102 Shares before the full payment of the tax liability that stems from the Trustee 102 Shares or Trustee 102 Options or that were granted to the Offeree and/or the shares that were allotted as a result of their exercise as stated.

6.3	With regard to Trustee 102 Options or Trustee 102 Shares, subject to the conditions of Section 102 of the Ordinance, an Offeree will not sell or transfer shares from the Trustee, including bonus shares and options and/or shares that were granted to the Offeree in the framework of warrants, until the lapse of the Block Period that is required pursuant to Section 102 of the Ordinance. The aforementioned notwithstanding, if such a sale or transfer takes place within the Block Period, the sanctions under Section 102 of the Ordinance will apply to the Offeree, and the Offeree will pay the tax derived from the provisions of Section 102 of the Ordinance.

6.4	Upon receiving a Trustee 102 Option or Trustee 102 Share, the Offeree will sign an undertaking to release the Trustee from any liability for actions or decisions that were made in good faith in connection with the Plan, or for any Trustee 102 Option or share that was granted to them. It is hereby clarified that, in the framework of this signature, the Offeree will release the Company from any liability for the Trustee’s actions.

7.	Reserved shares, restrictions

7.1	The Company may allot options or shares under the Plan and other compensation plans that it chooses to implement in the future, subject to adjustments as a result of changes in the Company’s equity, as stated in Section 9 below, up to the number of shares of which its registered and unpaid share capital consists. If an option that was granted under the Plan expires or is canceled before the exercise date, or if the Offeree waives the exercise of an option as stated, the shares that were not purchased by virtue of the option will be available with respect to the Plan, and they could be used, including for the purpose of their re-allotment to other Offerees.

7.2	The granting of an option or share to an Offeree under the Plan will be pursuant to a written Grant Agreement between the Company and the Offeree in the form approved by the Board of Directors pursuant to the recommendation of the Committee, as provided from time to time. Each Grant Agreement will state, inter alia, the number of shares derived from the exercise of the option, the type of option or share granted (e.g., Capital Gains Option, Work Income Option, Non-Trustee 102 Option, or Option 3(i)), the grant date, the Strike Price of the share, the expiration date of the option and other terms as determined by the Committee or Board of Directors, provided that they are in line with the terms of the Plan.

8.	Strike Price

8.1	The Strike Price of each share with respect to the option will be determined by the Board of Directors at its sole discretion and in accordance with the provisions of applicable law, and subject to the guidelines of the Committee as provided from time to time. The Strike Price for each Offeree will be determined in the Option Agreement that is signed between the Offeree and the Company.

8.2	The Strike Price will be paid on the option’s exercise date in a way that is determined by the Board of Directors, including cash or check. The Board of Directors will have the authority to postpone the payment date under the terms determined by it.

8.3	The Strike Price will be denominated in the main currency used in the economic environment of the Company or the Offeree (i.e., the functional currency of the Company or the currency in which the employee is paid), as determined by the Company.

8.4	Without derogating from the generality of the foregoing, and subject to the payment of applicable tax by the Offeree, the Board of Directors of the Company will have the authority to enable the Offerees to exercise the options under the Plan or to determine that they will exercise the options under the plan, in whole or in part, through the mechanism used to exercise options into shares on the basis of the bonus component (net exercise), pursuant to which the Offeree will be entitled to receive shares that reflect the bonus component of the options that are exercised in accordance with the following formula, in exchange for the par value of the shares, and that alone.

For the avoidance of doubt, it is hereby clarified that, according to this exercise method, the options can only be exercised into the number of shares that reflects the bonus component. The Offeree will not pay the Strike Price only for the purposes of calculating the bonus component.

The number of shares that can be purchased by the Offeree under this mechanism in exchange for the par value will be determined according to the following formula:

Y = The number of exercisable options whose grant date has elapsed and have yet to be exercised, and that the Offeree wishes to exercise using this mechanism, subject to the adjustments that are set forth in the Option Plan.

A = The market value of each share on the exercise date.

B = The Strike Price of each option, subject to the adjustments determined in the Option Plan.

N = The par value of each share.

9.	Adjustments

Upon each of the following events, the Offeree’s right to purchase shares under the Plan will be subject to the following adjustments:

9.1	In case of a Transaction (as defined above), each option or share granted under the Plan that is yet to be exercised or with respect to a share – if its Block Period is yet to elapse, it will be replaced by or converted into options or shares, respectively, according to the number of shares under the warrant that have yet to be exercised or according to the number of blocked shares, or any security of the purchasing company (or a parent company or a subsidiary of the purchasing company), which were distributed to the shareholders of the Company against shares with respect to the aforementioned transaction, and the Strike Price of the share will be suitably adjusted (with respect to the aforementioned options) so as to reflect such an event, and all of the other conditions of the Grant Agreement will remain in force, including the grant date, and all as determined by the Board of Directors, whose decision will be exclusive and final. The Company will inform the Offeree of the transaction in a manner and form that will be deemed appropriate by the Company at least ten (10) days before the Record Date of Transaction.

9.2	Without derogating from the foregoing and subject to the provisions of applicable law, the Board of Directors will have the authority to determine, at its exclusive and final discretion and in connection with certain grant agreements, that the Grant Agreement contain a section that states that if, upon the occurrence of the Transaction as stated in Section 9.1 above, the purchasing company (or a parent company or a subsidiary of the purchasing company) does not agree to convert or replace the blocked options and/or shares, the grant dates of all or some of the blocked options or shares, whose grant date has yet to elapse, will be earlier, and the Offeree will be entitled to exercise those options or sell the blocked shares ten (10) shares before the occurrence of the Transaction described in Section 9.1 above.

9.3	For the purpose of Section 9.1 above, the option (in this paragraph below, including Block Shares, mutatis mutandis) will be regarded as replaced or converted if, following the Transaction, the option grants the right to purchase or receive, with respect to any share that is subject to the option, immediately before the Transaction, the consideration (shares, options, cash or securities or any other asset) received as a result of the Transaction by the shareholders with respect to any share held on the Record Date of the Transaction (and, if such holders are given a choice with respect to the consideration, the type of consideration chosen by the holders of the majority of shares); provided that, if such consideration is received in case of a transaction is not only given in the form of ordinary shares (or the equivalent thereof) of the purchasing company (or a parent company or a subsidiary thereof), the Board Directors may, after receiving the consent of the purchasing company, determine that the consideration that is received upon the exercise of the option will only consist of ordinary shares (or the equivalent thereof) of the purchasing company (or the parent company or its subsidiary), whose market price is equal to the price of the share received by the holders of the majority of the shares involved in the Transaction; and provided that the Board of Directors may determine, at its discretion, that, in such cases of replacement or conversion of options against an option of the purchasing company, such an option will be replaced against any type of any other asset, including cash, in a manner that is fair under the circumstances.

9.4	If it is decided to voluntarily liquidate the Company when options exist that are yet to be exercised under the Plan, the Company will inform all of the option holders of the aforementioned decision, and each option holder will have ten (10) days to exercise the options that have yet to be exercised and whose grant date has elapsed, in accordance with the exercise process that is presented below. Upon the lapse of those 10 days, all the options that have yet to be elapsed by that date will immediately expire.

9.5	In any event where changes occur to the issued share capital of the Company by way of a dividend distribution into shares (bonus shares), share splitting, consolidation or replacement, changes to the Company’s capital structure or any similar event, the number and type of shares that can be allotted under the Plan and/or the number and type of shares that will be derived from the exercise of the options under the Plan will be adjusted, and the Strike Price will be adjusted pro rata so as to proportionally preserve the number of shares and their cumulative Strike Price.

9.6	If the Company offers its shareholders securities of any kind by way of issuing rights of the Company, no adjustment will be made on account of those rights.

If the Company distributes a dividend, and the record date of the entitlement to the dividend distribution falls before the end of the exercise period of the unregistered warrants, the Strike Price of the warrants will be adjusted by way of multiplying it by the ratio between the price of the Company’s shares on the stock exchange, adjusted for the dividend distribution, as determined by the Stock Exchange (hereinafter: the “X Dividend Price”) and the closing price determined on the Stock Exchange of the Company’s share on the last trading day before the X dividend date. The Company will notify of the aforementioned adjusted Strike Price of the warrants, by way of an immediate report, before trading starts on the X dividend day.

9.7	Pursuant to instructions of the Tel Aviv Stock Exchange following the transition into settlements on the T+1 day with respect to shares that are convertible into securities, the options will not be converted on the Record Date of bonus share distribution, into an offering by way of rights, into a dividend distribution, into capital consolidation, into capital splitting or capital reduction (each of the foregoing will be hereinafter referred to as a “Company Event”). In addition, if the X day of a Company Event falls before the Record Date of the Company Event, the option will not be converted on the X day as stated.

10.	Terms of options and shares and exercising options

10.1	If an Offeree is offered the exercise of the option in their possession, they will notify the Company or a representative thereof of this in writing, in the form and manner determined by the Company, and, as needed, by the Trustee in accordance with the requirements of Section 102. The exercise will be in force upon the receipt of the exercise notice by the Company and/or a representative thereof and the payment of the Strike Price by the Company’s office or a representative thereof. In the notice, the Offeree will state the number of shares with respect to the option that the Offeree wishes to exercise. In addition, all of the other documents that the Offeree is required to sign will be attached to the notice, as a condition for the Option’s exercise, as stated in the Plan and the option agreement, and pursuant to the decision of the Board of Directors.

10.2	The Option will expire if it is not converted into a share beforehand, on the earlier of the following: (1) The expiration date as stated in the option agreement, provided that the period of time for the aforementioned exercise does not exceed 12 years as of the grant date; (2) the expiry of the term in the cases stated in Section 10.5 below.

10.3	The options or any part thereof will be exercisable by the Offeree in full at any time, from time to time, if the grant and exercise date of the option have elapsed, and before the expiration date, provided that, subject to the conditions of Section 10.5 below, the Offeree is employed by or provides services to the Company or related companies at any time during the period of time that begins upon granting the option and ends on its exercise date.

10.4	Subject to Section 10.5 below, the Offeree ceases to be an employee or a service provider of the Company or related companies, all of the options granted to it will expire in accordance with Section 10.5. Notice of the termination of labor relations or the provision of services will be regarded as the termination of such a relationship. For the avoidance of doubt, in the event where a labor relationship or service provision is terminated, the options whose grant date has yet to elapse on the date on which the relationship terminates will not be granted and will not be exercisable, except pursuant to a certain decision of the Board of Directors.

10.5	The aforementioned notwithstanding, and unless otherwise stated in the option agreement of the Offeree, the Offeree may exercise an option on a date that falls after the termination of the employer-employee or service provision relationship in the course of an additional period of time after the termination of the relationship, but only with respect to options whose grant date has elapsed on the date on which the relationship was terminated, in accordance with the grant periods of the option, and all in accordance with the following cases:

(1)	If the relationship was terminated without a Reason, the Offeree will have the right to exercise the options that he was entitled to exercise under the option agreement in accordance with the grant dates and provided that they have yet to expire, for three (3) months after the end of the relationship.

(2)	If the relationship ended as a result of the Offeree’s death or disability, the Offeree or his legal heirs will have the right to exercise the options that the Offeree was entitled to exercise under the grant agreement in accordance with the grant dates and provided that they have yet to expire for three (3) months after the end of the relationship.

(3)	The Board of Directors has approved, on a date that precedes the end of the relationship, or thereafter, or a special date determined for this purpose in the employment agreement signed with the Employee, the extension of the terms of the options that have yet to expire, beyond the date of the end of the relationship, by a period of time that will not exceed the original period of time that was determined for the exercise of the option, and all subject to the provisions of Section 102 of the Ordinance.

For the avoidance of doubt, if the relationship was terminated because of a Reason, the options will expire for all intents and purposes (whether or not the Offeree, on the date of the relationship’s termination, was entitled to exercise some of the options) and the Offeree will have no rights in connection with the options.

10.6	The Offeree for whom the Trustee holds shares, has the right to participate in shareholder meetings, and the right to receive dividends and any other right that Company shareholders have.

10.7	A grant agreement that is approved under the Plan may include additional conditions, at the Board of Directors’ discretion from time to time.

10.8	With regard to Non-trustee 102 Options, upon the termination of the relationship with the Company or related companies and the Offeree, the Offeree will provide the employer with collateral or a guarantee for the payment of the tax that applies on the date of the shares’ sale, and all in accordance with Section 102 of the Ordinance. If the Offeree fails to provide collateral, the warrants will expire.

10.9	Under blocked share grant agreements, the Offeree will be entitled to participate in shareholder meetings, receive dividends, and any other right that Company shareholders have, but they will not be able to sell the blocked shares or transfer them to their possession before their purchase date has elapsed. Upon the end of the relationship, the Offeree will be entitled to all of the blocked shares whose grant date has elapsed. Blocked shares whose grant date has yet to elapse will be repurchased by the Company in exchange for their par value and subject to the provisions of applicable law.

11.	Terms of options and shares (continued)

11.1	Subject to the terms of the Plan, any blocked option or share can be exercised or sold, respectively, according to the grant dates and with respect to the number of shares as determined in the grant agreement. However, the options will not be exercisable after the expiration date.

11.2	Blocked options and shares can be subject to additional conditions that pertain to the date of their exercise or blocking, respectively, as determined by the Board of Directors at its discretion. The grant dates of the blocked options and shares may differ from each other.

12.	Dividends

All shares (apart, for the avoidance of doubt, from options that are yet to be exercised) allotted to Offerees or the Trustee, as the case may be, against the exercise of options, will entitle their owners to the right to receive dividends according to the number of shares, subject to the Company’s Articles of Association and subject to the taxes that apply to such a dividend distribution, as the case may be and subject to Section 102 of the Ordinance and the rules, regulations, orders and procedures derived therefrom.

13.	Plan Period

The Plan will enter into force upon its adoption by the Company’s Board of Directors, and will expire ten (10) years after its adoption.

14.	Changes to or termination of the Plan

At any time, and, as the case may be after consulting the Trustee, the Board of Directors may amend, change, suspend or terminate the Plan. Such amendments, changes, suspensions or termination will not derogate from the rights of any Offeree, unless a written agreement is reached by the Offeree and the Company, signed by the Offeree and the Company. The termination of the Plan will not derogate from the rights of the Committee to exercise the powers entrusted to it under the Plan, with respect to options that were granted under the Plan before its termination.

15.	Applicable rules

The Plan and the granting and exercise of options and shares thereunder, and the Company’s undertaking to sell and transfer shares by virtue of the options, will be subject to all of the suitable laws, regulations and rules of the State of Israel or the United States or any other country that has jurisdiction over the Company and the Offeree, including the registration of the shares in accordance with the United States Securities Act of 1933, the Ordinance and the certificates issued by government ministries or stock exchanges, as required. The above does not require the Company to list its shares in accordance with the securities laws of any judicial authority.

16.	Continued employment

No provision of this Plan and the grant agreement with the Offeree may be interpreted as an undertaking and/or consent on the part of the Company and/or any related company to continue to employ the Offeree, and no provision of the agreement and/or Plan may be interpreted as granting the Offeree any right to continue to be employed by or to provide services to the Company and/or a related company, or as restricting the right of the Company and/or a related company to terminate the employment of any Offeree at any time.

17.	Applicable law and jurisdiction

The Plan will be managed, interpreted and enforced in accordance with the laws of the State of Israel that apply to agreements that were made therein, regardless of choice of law principles. The exclusive jurisdiction under this Plan will be entrusted to the competent courts in Tel Aviv, Israel.

18.	Taxation and other arrangements that pertain to the transfer of shares to the Offeree

18.1	The Offeree will exclusively incur all of the tax liabilities that are derived from the allotment, granting and exercise of options, and shares, and the transfer of and payment for shares pursuant to the exercise of options or any other act (of the Company and/or related companies and/or the Trustee and/or the Offeree). The Company and/or related companies and/or the Trustee will deduct, in accordance with applicable law, regulations and rules, all taxes, including withholding taxes. The Offeree agrees to indemnify the Company and/or related companies and/or the Trustee for and to exempt them from any liability with respect to the payment of such taxes, interest and fines, as well as any other payments, including charges that originate in the need to withhold tax or the failure to withhold tax with respect to any payment that was transferred to the Offeree.

18.2	The Company and/or the Trustee, as the case may be, will not transfer share certificates to the Offeree until all of the aforementioned compulsory payments are paid in full.

19.	The Plan’s non-exclusivity

The adoption of the Plan by the Board of Directors will not be interpreted as amending, changing or canceling any incentivizing arrangement that was approved beforehand or as restricting the Board of Director’s authority to adopt other incentivizing arrangements as it deems fit, including the granting of additional options not under the Plan, and those arrangements can apply generally or in certain cases.

For the avoidance of doubt, any previous granting of options to Offerees in the framework of their employment agreements and not in the framework of a previous option plan will not be regarded as approved incentivizing arrangements for the purposes of this section.

20.	Multiple agreements

The terms of each option and share may differ from those of other options and shares that are granted under the Plan, at the same time. The Board of Directors may grant more than one option to any Offeree in the course of the Plan Period, whether in addition to or as an alternative to one or more options that were granted to that Offeree.